Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

JUSTICE DELAWARE HOLDCO INC.

ARTICLE ONE

The name of the corporation is Justice Delaware Holdco Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be amended or modified from time to time in accordance with the Bylaws of the Corporation (the “Bylaws”).

ARTICLE THREE

The nature of the business or the purpose to be conducted or promoted by or of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended from time to time.

ARTICLE FOUR

Section 4.1 Authorized Shares. The Corporation has authority to issue 210,030,000 shares of stock, consisting of 200,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), 15,000 shares of Class A Common Stock, $0.01 par value per share (the “Class A Shares”), 15,000 shares of Class B Common Stock, $0.01 par value per share (the “Class B Shares”), and 10,000shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Section 4.2 Class A Shares and Class B Shares. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Class A Shares and the Class B Share are set forth in Appendix A.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Kenneth A. Gerasimovich	Greenberg Traurig LLC 200 Park Avenue New York, NY 10166

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the DGCL.

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ARTICLE ELEVEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 2nd day of April, 2012.

By:	/s/ Kenneth A. Gerasimovich
Kenneth A. Gerasimovich,
Sole Incorporator

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APPENDIX A

CLASS A SHARES

CLASS B SHARES

Section 1. Definitions.

(a) Capitalized terms used but not defined herein shall have the meaning set forth in the Certificate of Incorporation of the Corporation.

(b) For the purpose of this Appendix A, the following terms shall have the following meanings:

A Conversion Date. The term “A Conversion Date” shall mean the Business Day following the relevant A Conversion Notice Date.

A Conversion End Date. The term “A Conversion End Date” shall have the meaning set forth in Section 3(b).

A Conversion Notice. The term “A Conversion Notice” shall have the meaning set forth in the definition of “A Conversion Notice Date”.

A Conversion Notice Date. The term “A Conversion Notice Date” shall mean, in respect of the Class A Shares, and subject always to the completion of the Acquisition, the date, being a Business Day, on which a holder of the Class A Shares serves notice on the Corporation (an “A Conversion Notice”) that it wishes to exercise the A Conversion Right in respect of all or any of its Class A Shares.

A Conversion Right. The term “A Conversion Right” shall mean the right of the holder of Class A Shares to convert existing Class A Shares to Common Shares in accordance with Section 3.

Acquisition. The term “Acquisition” shall mean the any transaction or series of related transactions, including by way of acquisition, merger, business combination, amalgamation or otherwise, pursuant to which the Corporation (or its successor in interest) acquires at least a majority of the outstanding equity interests of another company.

Auditors. The term “Auditors” shall mean the auditors from time to time of the Corporation.

B Conversion Date. The term “B Conversion Date” shall mean the Business Day following the relevant B Conversion Notice Date.

B Conversion End Date. The term “B Conversion End Date” shall have the meaning set forth in Section 4(c).

B Conversion Notice. The term “B Conversion Notice” shall have the meaning set forth in the definition of “B Conversion Notice Date”.

B Conversion Notice Date. The term “B Conversion Notice Date” shall mean, in respect of the Class B Shares, and subject always to the completion of the Acquisition and satisfaction of the Performance Condition, the date, being a Business Day, on which a holder of the Class B Shares serves notice on the Corporation (a “B Conversion Notice”) that it wishes to exercise the B Conversion Right in respect of all or any of its Class B Shares.

B Conversion Right. The term “B Conversion Right” shall mean the right of the holder of Class B Shares to convert existing Class B Shares to Common Shares in accordance with Section 4.

Board. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Calculation Price. The term “Calculation Price” shall mean, at any time, (i) the Reference Price then in effect, less (ii) the aggregate of all of the Value Distribution Amounts associated with all Value Distributions paid or made by the Corporation after the Acquisition through such time, less (iii) the aggregate of all of the Discount Value Amounts associated with all rights issuances by the Corporation after the Acquisition through such time.

Change of Control. The term “Change of Control” shall mean, following the Acquisition, the acquisition of Control of the Corporation by any person or party (or by any group of persons within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) or the removal (other than for cause) of a majority of the directors serving on the Board immediately following the completion of the Acquisition.

Class A Share. The term “Class A Share” shall mean a share of Class A Common Stock, $0.01 par value per share, of the Corporation.

Class B Share. The term “Class B Share” shall mean a share of Class B Common Stock, $0.01 par value per share, of the Corporation.

Common Share. The term “Common Share” shall mean a share of common stock, $0.01 par value per share, of the Corporation.

Control. The term “Control” shall mean:

(c) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i) vote, or control the vote of, more than 50% of the voting power of the stockholders; or

(ii) elect or remove all, or the majority, of the directors of the Corporation; or

(iii) give directions with respect to the operating and financial policies of the Corporation with which the Board of Directors is obliged to comply; and/or

(d) the holding beneficially of more than 50% of the issued and outstanding Common Shares.

but excluding in the case of each of (i) and (ii) above any such power or holding that arises as a result of the issuance of Common Shares by the Corporation in connection with the Acquisition.

Corporation. The term “Corporation” shall mean Justice Delaware Holdco Inc., a Delaware corporation.

Discount Value Amount. The term “Discount Value Amount” shall mean in respect of each and any rights issuance by the Corporation, the theoretical ex-rights price per share in respect of that rights issuance less the price per share at which the Common Shares are offered (subject to customary exclusions) to holders of the Common Shares pursuant to that rights issuance, multiplied by the number of shares issued pursuant to the rights issuance and divided by the total number of Common Shares issued and outstanding immediately prior to that rights issuance. In the event that, after a rights issuance by the Corporation, the Corporation (i) pays a dividend or makes any other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) to all holders of Common Shares on or in respect of the outstanding Common Shares, (ii) subdivides (by means of a stock split or otherwise) the outstanding the Common Shares or (iii) combines (by reverse stock split or otherwise) the outstanding Common Shares, then in each such case, for purposes of determining the Calculation Price, the Discount Value Amount associated with such rights issuance shall be adjusted by multiplying such Discount Value Amount as in effect immediately prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately prior to such event and the denominator of which is the number of Common Shares outstanding immediately after such event.

Founder Securities Capitalization. The term “Founder Securities Capitalization” shall mean the excess of (i) the Outstanding Share Number multiplied by the volume weighted average price of the Common Shares traded on the Main Market for the five successive trading days prior to the relevant B Conversion Notice Date over (ii) the Outstanding Share Number multiplied by the Calculation Price as in effect on the relevant B Conversion Notice Date.

Main Market. The term “Main Market” shall mean the New York Stock Exchange (or, if the Common Shares are not at the relevant time traded on such market, the principal stock exchange or securities market on with the Common Shares are then listed or traded, or if the Common Shares are at the relevant time listed or traded on more than one stock exchange or securities market, the stock exchange or securities market on which the Board, in its absolute discretion, determines that the Common Shares have the greatest liquidity).

Market Acquisition. The term “Market Acquisition” shall mean an acquisition of shares made on any stock exchange or securities market on which the relevant shares are then listed or traded.

Outstanding Share Number. The term “Outstanding Share Number” shall mean an amount equal to the sum of (i) the number of Common Shares issued and outstanding immediately following the completion of the Acquisition (excluding the Common Shares referred to in clause (ii)) plus (ii) other than for purposes of Section 3, the number of Common Shares issuable upon the conversion of all Class A Shares, plus (iii) the maximum number of Common Shares issuable pursuant to the Share Matching Award Agreements. In the event that at any time after the Acquisition the Corporation (x) pays a dividend or makes any other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) to all holders of Common Shares on or in respect of the outstanding Common Shares, (y) subdivides (by means of a stock split or otherwise) the outstanding the Common Shares or (z) combines (by reverse stock split or otherwise) the outstanding Common Shares, then in each such case, the Outstanding Share Number shall be adjusted by multiplying the Outstanding Share Number in effect prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares outstanding immediately prior to such event.

Performance Condition. The term “Performance Condition” shall mean the performance condition set forth in Section 4.

Priority Return Sum. The term “Priority Return Sum” shall mean, as of any time, (i) $16.00 multiplied by the number of Common Shares issued and outstanding immediately following the completion of the Acquisition (excluding the Common Shares issuable in respect of the Class A Shares), plus (ii) all additional amounts received by the Corporation for any Common Shares issued after the Acquisition (excluding the Common Shares issuable in respect of the Class A Shares), less (iii) the aggregate value of all dividends and other distributions paid or made by the Corporation to the holders of Common Shares on or in respect of the outstanding Common Share (excluding each dividend or other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) that is paid or made by the Corporation to all holders of Common Shares), to the extent such assets are available in the Corporation.

Reference Price. The term “Reference Price” shall mean $16.00; provided, however, that if the Corporation at any time (i) pays a dividend or makes any other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) to all holders of Common Shares on or in respect of the outstanding Common Shares, (ii) subdivides (by means of a stock split or otherwise) the outstanding the Common Shares or (iii) combines (by reverse stock split or otherwise) the outstanding Common Shares, then in each such case, the Reference Price shall be adjusted by multiplying the Reference Price in effect immediately prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately prior to such event and the denominator of which is the number of Common Shares outstanding immediately after such event.

Relevant System. The term “Relevant System” shall mean a computer-based system and procedures which enable title and units of a security (including depositary interests) to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters.

Share Matching Award Agreements. The term “Share Matching Award Agreements” shall mean those certain share matching agreements dated as of February 14, 2011 or April 19, 2011, as the case may be, between Justice and each of the Justice Non-Founder Directors, which agreements were amended and assumed by the Corporation in connection with the Acquisition.

Threshold Price. The term “Threshold Price” shall have the meaning set forth in Section 4(b)(i).

Value Distribution. The term “Value Distribution” shall mean each dividend or other distribution paid or made by the Corporation to the holders of Common Shares on or in respect of the outstanding Common Shares, including dividends or other distributions paid or made in whole or in part in the form of cash, shares or securities in the Corporation or any subsidiary thereof or otherwise, provided that (i) a dividend or other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) that is paid or made by the Corporation to all holders of Common Shares and (ii) any rights issuance by the Corporation shall not constitute a Value Distribution.

Value Distribution Amount. The term “Value Distribution Amount” shall mean, with respect to each Value Distribution, the amount of any value per Common Share distributed or paid by the Corporation (whether in whole or in part in the form of cash, shares or securities of the Corporation or any subsidiary thereof or otherwise) and received by (or issued to) holders of Common Shares on or in respect of the outstanding Common Shares in connection with such Value Distribution. In the event that, after any Value Distribution, the Corporation (i) pays a dividend or makes any other distribution consisting solely of Common Shares (other than cash in lieu of fractional shares) to all holders of Common Shares on or in respect of the outstanding Common Shares, (ii) subdivides (by means of a stock split or otherwise) the outstanding the Common Shares or (iii) combines (by reverse stock split or otherwise) the outstanding Common Shares, then in each such case, for purposes of determining the Calculation Price, the Value Distribution Amount associated with such Value Distribution shall be adjusted by multiplying such Value Distribution Amount as in effect immediately prior to such event by a fraction the numerator of which is the number of Common Shares outstanding immediately prior to such event and the denominator of which is the number of Common Shares outstanding immediately after such event.

Section 2. Voting Rights.

(a) Holders of the Class A Shares and Class B Shares shall have no voting rights, except as set forth in this Section 2. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the Class A Shares or the Class B Shares may not be amended except by the affirmative vote or written consent of the holders of the Class A Shares or Class B Shares, as applicable, entitled to cast 75% of the votes entitled to be cast on the matter, each Class A Share or Class B Share entitling the holder thereof to one vote.

(b) Meetings of holders of Class A Shares or Class B Shares shall be called in the manner provided in the Bylaws of the Corporation. At any meeting of holders of Class A Shares or Class B Shares, the presence in person or by proxy of two or more holders entitled to cast one-third of the votes entitled to be cast at the meeting shall constitute a quorum for the transaction of business and any holder of shares of the class in question may demand a poll.

Section 3. Conversion of Class A Shares.

(a) Class A Shares are convertible into Common Shares at the option of the holder of Class A Shares only as provided in this Section 3. Subject to the completion of the Acquisition and Sections 3(b) and 3(c), each holder’s Class A Shares that are the subject of an A Conversion Notice shall convert at 5:00 p.m. (Eastern Time) on the relevant A Conversion Date into such number of Common Shares as are equal to a pro rata share of 6.67% of the Outstanding Share Number, such pro rata share being such proportion of the number of that holder’s Class A Shares that are the subject of the A Conversion Notice to be converted into Common Shares represents of all of the Class A Shares issued and outstanding immediately following the completion of the Acquisition.

(b) The A Conversion Right may not be exercised after the last Business Day of the sixth month after the month in which the Acquisition is completed (the “A Conversion End Date”) and any A Conversion Notice must be received by the Corporation no later than 5:00 p.m. (Eastern Time) on the Business Day immediately preceding the A Conversion End Date.

(c) The Corporation in its discretion may elect prior to 5:00 p.m. (Eastern Time) on the relevant A Conversion Date to satisfy the A Conversion Right by redeeming all or any of each holder’s Class A Shares that are the subject of the A Conversion Notice. Any Class A Shares that are the subject of such election shall be redeemed and cancelled immediately upon the making of such election and the Corporation promptly shall make payment or procure that payment is made on its behalf to the relevant holder of Class A Shares for all of such holder’s Class A Shares redeemed pursuant to such A Conversion Notice, such payment being a total cash amount equal to a pro rata share of 6.67% of the Outstanding Share Number multiplied by the volume weighted average price of the Common Shares traded on the Main Market for the five trading days immediately prior to the relevant A Conversion Notice Date, such pro rata share being such proportion as the number of that holder’s Class A Shares redeemed pursuant to such A Conversion Notice represents of all of the Class A Shares issued and outstanding immediately following the completion of the Acquisition.

Section 4. Conversion of Class B Shares.

(a) Class B Shares are convertible into Common Shares at the option of the holder of Class B Shares only as provided in this Section 4. Subject to the completion of the Acquisition, the satisfaction of the Performance Condition and Sections 4(c) and 4(d), each holder’s Class B Share that is the subject of a B Conversion Notice shall convert at 5:00 p.m. (Eastern Time) on the relevant B Conversion Date into such number of Common Shares as are equal to a pro rata share of 15% of the Founder Securities Capitalization, such pro rata share being such proportion as the number of that holder’s Class B Shares that are the subject of the B Conversion Notice to be converted into Common Shares represents of all of the Class B Shares issued and outstanding immediately following the completion of the Acquisition.

(b) The Performance Condition is satisfied:

(i) any time within the five year period from completion of the Acquisition the price of a Common Share has reached (for any 20 Business Days out of 30 successive Business Days) a closing price (such closing price, the “Threshold Price”) equal to (1) an equivalent of a compound rate of return from the date of completion of the Acquisition on the Calculation Price then in effect equal to 8.5% per annum accrued daily and compounded quarterly; or (2) an amount equal to 125% of the Calculation Price then in effect; or

(ii) any time after the occurrence of a Change of Control in which holders of the Common Shares receive a price per Common Share equal to (or greater than) the Threshold Price.

(c) The B Conversion Right may not be exercised after the fifth anniversary of completion of the Acquisition (the “B Conversion End Date”) and any B Conversion Notice must be received by the Corporation (i) where the B Conversion End Date is a Business Day, no later than the Business Day immediately preceding the B Conversion End Date and (ii) where the B Conversion End Date is not a Business Day, no later than two Business Days immediately preceding the B Conversion End Date.

(d) The Corporation in its discretion may elect prior to 5:00 p.m. (Eastern Time) on the relevant B Conversion Date to satisfy the B Conversion Right by redeeming all or any of each holder’s Class B Shares that are the subject of the B Conversion Notice. Any Class B Share that is the subject of such election shall be redeemed and cancelled immediately upon the making of such election and the Corporation promptly shall make payment or procure that payment is made on its behalf to the relevant holder of Class B Shares for all of such holder’s Class B Shares redeemed pursuant to such B Conversion Notice of a sum in cash determined by the Board to be equal to a pro rata share of an amount equivalent to the volume weighted average price of a Common Share for the five trading days prior to the relevant B Conversion Notice Date multiplied by the number of Common Shares which would otherwise have been issued to the relevant holder of Class B Shares pursuant to Section 4(a) in respect of the relevant B Conversion Notice, such pro rata share being such proportion as the number of that holder’s Class B Shares redeemed pursuant to the B Conversion Notice represents of all of the Class B Shares issued and outstanding immediately following the completion of the Acquisition.

Section 5. Limited Right to Distributions upon Liquidation; Miscellaneous.

(a) On a dissolution and winding up of the Corporation, the holders of Class A Shares and the holders of Class B Shares shall not be entitled to receive, in respect to the Class A Shares and the Class B Shares, any sum out of the surplus assets of the Corporation remaining after the payment of its liabilities until the holders of Common Shares have received in aggregate an amount equal to the Priority Return Sum. Once the holders of Common Shares have received (in aggregate) an amount equal to the Priority Return Sum, the holders of Class A Shares and the holders of Class B Shares shall be entitled to receive, provided that there are sufficient assets available, an amount equal to $1.60 for each of their Class A Shares and Class B Shares (in the event of any insufficiency, the amount available for such distribution shall be divided between the holders of Class A Shares and the holders of Class B Shares pro rata amongst the Class A Shares and the Class B Shares) and thereafter the remaining assets (if any) of the Corporation available for distribution to stockholders shall be distributed to the holders of Common Shares, such payment being made in proportion to the number of Common Shares held.

(b) The Class A Shares and Class B Shares are redeemable only in the circumstances set out in Sections 3 and 4, respectively.

(c) Upon a conversion of Class A Shares or Class B Shares pursuant to Sections 3 or 4 above:

(i) Any share certificates relating to the converted shares shall be cancelled and the Corporation shall issue to the relevant shareholder new certificates in respect to the Common Shares which are issued in the conversion unless the holder elects (or is deemed to have elected) to hold their new Common Shares in uncertificated form;

(ii) Any fractional entitlement to a Common Share shall be rounded down to the nearest whole number;

(iii) The Common Shares issued upon conversion shall be fully paid and nonassessable Common Shares; and

(iv) Where the Common Shares (or any interests therein) are listed or traded on any stock exchange or securities market, the Corporation shall use reasonable endeavors, including the issue of any prospectus, listing document or similar as may be required, to procure that, upon conversion, the Common Shares issued in such conversion (or any interests therein) are promptly listed or traded on such stock exchange or securities market (or where more than one, all of them) and that any interests in the Common Shares (including depositary interests) be capable of being transferred in a Relevant System.

(d) Notwithstanding any other provisions in these terms of the Class A Shares and Class B Shares:(i) in any circumstances where the Board considers that an adjustment should be made to the number of Common Shares into which the Class A Shares or Class B Shares, as applicable, shall convert or the amount of cash to be paid on a redemption thereof; or (ii) where the Common Shares are not at the time of the relevant conversion date listed or traded on any stock exchange or securities market, the Board may appoint the

Auditors, or such other person as the Board shall, acting reasonably, determine to be an expert for such purpose, to determine: in the case of (i) whether an adjustment is appropriate; or in the case of (ii) to make any determination; in each case in order to appropriately reflect the interests of the persons affected thereby and the Auditor’s decision (as experts not arbitrators) shall be binding on the Corporation and its stockholders.

(e) Conversion of any Class A Shares or any Class B Shares pursuant to Section 3 or 4 shall be in such manner as may be determined by the Corporation, including, without limitation, by redemption of such shares and applying the proceeds in the subscription for the applicable number of Common Shares.

Upon the conversion, redemption or other acquisition by the Corporation of Class A Shares or Class B Shares, such shares shall be returned to the status of authorized but unissued Common Shares, without further designation.